English translation

BF-2010-0116	Exhibit 4.57

Contract No:

Beijing Commercial Property Advance Sale Contract

(Non-residential Commercial and Office Property)

Seller: Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd.

Advance Sale Permit No: Jing-Fang-Shou-Zheng (2011) No. 284

Project Name: Raycom Creativity Center

Location of Property: 207, Flr 2, Commercial and Financial Project in Bajiao Area, Shijingshan, Land No. 1, 2 and 3 for Commercial and Financial Purposes, Bajiao, Shijingshan District

Beijing Municipal Commission of Housing and Urban-rural Development

Beijing Administration of Industry and Commerce

Revised in October 2010

Date Printed: December 28, 2011

English translation

Special Notice:

The commercial property you have purchased is for commercial use, the land (type of land) occupied by the property is of the nature of land for commercial and financial purposes, and the term of service of the land is 40 years. The Seller shall construct and sell the commercial property according to the conditions set forth in the construction project planning permit issued by the planning administration in charge and shall not make any unauthorized change or variation. During occupation of the commercial property, the Buyer may not change the purpose, main structure and carrying framework of the property.

If the Seller changed property of commercial nature into residential property for sale without approval of the planning authority, buyers of such property would be faced with potential risks with regard to property ownership, municipal supplies, taxation and safety. You are hereby prompted not to buy such property.

English translation

Instructions

1.	Beijing Commercial Property Advance Sale Contract (Sample Version) has been prepared jointly by Beijing Municipal Commission of Housing and Urban-rural Development and Beijing Administration of Industry and Commerce and is the sample version of advance sale contracts of non-residential commercial and office property.

2.	Before executing the contract, the Seller shall show to the Buyer the Commercial Property Advance Sale Permit and other appropriate certificates and supporting documents.

3.	Parties of the sale shall enter into the contract on the principle of willingness, equality and good faith and neither party shall forcibly impose its will upon the other party. Both parties may make modifications, additions or deletions to the content of the contract terms and conditions. Once the contract falls into effect, the unmodified printed text of the contract will be deemed as the content agreed upon by both parties.

4.	Before signing the commercial property advance sale contract, the Buyer shall carefully read the terms and conditions of the contract, and particularly review carefully the parts that are optional, or allow additions, or may be filled out or modified.

5.	In order to reflect the principle of willingness, blank lines are made available below appropriate clauses of the contract for both parties to bring in mutually agreed covenants or supplementary covenants. The Seller and the Buyer may enter into a fair and reasonable supplementary agreement upon issues not provided or not detailed in the contract depending on the circumstance of the property on sale, or alternatively set forth supplementary covenants on the blank lines below appropriate clauses of the contract.

6.	Both parties shall negotiate to determine the content to be chosen in 【 】 or filled out in reserved blank area in the contract, and other content to be removed or added. Selected option in 【 】 shall be marked with ✓, and × shall be marked in the reserved blank area to indicate deletion if the situation involved does not occur or if both parties are not to agree thereupon.

7.	When a dispute occurs during both parties’ performance of the contract, they may, at their own discretion, either institute a legal action before the people’s court in the place of location of the property, or refer the dispute to an arbitration commission. In the event that arbitration is selected, the dispute may be referred to Beijing Arbitration Commission, or China International Economic and Trade Arbitration Commission, or a non-local arbitration commission.

8.	Both parties may determine the number of originals of the contract depending on the circumstance and make careful check when executing the contract in order to ensure consistence of content of all originals, and the Buyer shall in all events hold at least one original copy of the contract.

English translation

Beijing Commercial Property Advance Sale Contract

(Non-residential Commercial and Office Property)

Seller:	Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Address:	Rm 2106A9, #20 Shijingshan Road, Shijingshan District, Beijing

Postcode:	100040

Business License Registration No:	110107012454764

Business Qualification Certificate No:	SJ-A-6336

Legal Representative:	Chen Guodong	Tel:	62508888

Authorized Representative:	Yin Ming	Tel:	62508989

Authorized Sales Agent:	Beijing RONGKEJINGYUAN Real Estate Development Co., Ltd.

Address:	Rm 2106A9, #20 Shijingshan Road, Shijingshan District, Beijing

Postcode:	100040

Business License Registration No:	110107012454764

Sales Agent’s Qualification Certificate No:	×

Name of Sales Representative:	Zhou Yuchao

Sales Representative’s Qualification Certificate No:	Jing-Jian-Xiao No. 24887

Buyer:	Beijing AmazGame Age Internet Technology Co., Ltd.

Legal Representative:	Wang Tao	Nationality:	×

Business License No: 110000450025901

Date of Birth: Day:	x	Month:	x	Year:	x	Sex:	x

Address:	x

Postcode:	x	Tel:	68613551

Representative:	legal representative:	Wang Tao	Nationality:	Chinese

ID Card No:	352101197504300812

Date of Birth:	April 30, 1975	Sex:	male

Address:	Rm1210, Bldg 3, #3 Xijing Road, Badachu High-tech Park, Shijingshan District, Beijing

Postcode:	100043	Tel:	010-68613551

According to provisions of the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China for Urban Real Estate Administration, the Measure of Beijing for Administering Urban Real Property Transfers and other applicable laws and regulations, and on the principle of equality, willingness, fairness and mutual negotiation, the Buyer and the Seller agree as follows with regard to the sale/purchase of commercial property:

Article I Basis of Project Construction

The Seller has obtained by means of transfer the use right of State-owned land for Commercial and Financial Land No. 1, 2 and 3 in Bajiao, Shijingshan District, Beijing. The certificate of State-owned land use right is numbered Jing-Shi-Guo-Yong (2010-Chu) 00108, the land area covered by the use right is 12349.34m2, the land where the commercial property (hereinafter referred to as the “Property”) purchased by the Buyer is located is for commercial and financial uses, and the term of the land use right is from December 7, 2009 to December 6, 2049. The State-owned land use right transfer contract of said land is numbered Jing-Di-Chu 【He】(2009) No. 0450, the land where the Property is located is for commercial use, and the term of the transferred land use right is from December 7, 2009 to December 6, 2049.

English translation

The Seller has, as approved, temporarily named the commercial property project constructed on said land as Raycom Creativity Center, of which the construction project planning permit number is 2011-Gui-(Shi)-Jian No. 0005, the construction permit number is 【2011】Shi-Jian No. 0593, and the dates of commencement and completion agreed upon in the construction contract is April 30, 2011 and December 4, 2013 respectively.

Article II Basis of Advance Sale

The Property has been approved by Beijing Municipal Commission of Housing and Urban-rural Development for the purpose of advance sale and the advance sale permit is numbered Jing-Fang-Shou-Zheng (2011) No. 284.

Article III General Condition

The Property is located at                                         .

Main structure of the building where the Property is located is reinforced concrete structure and the number of stories is 22, comprising 19 above and 3 under the ground.

The Property is Rm              on the              floor of Commercial and Financial Project in Bajiao, Shijingshan 【Building】【Section】 included in the project set forth in Article I. Said room number is of temporary nature and the final room number shall be the one reviewed and approved by the public security administration. See Appendix I for the plane plan of the Property and the map showing location of the Property in the entire building.

The Property is for commercial use, its storey height is                     meters, 【net storey height from pitched roof】minimum: × meters, maximum: × meters. Orientation of the Property is N/A; it has 0 balconies, including 0 closed and 0 non-closed balconies.

The real property survey institution engaged by the Seller to anticipate area of the Property is Beijing Longtai Jingwei Survey Co., Ltd. and the anticipated built floor area is         m2 in aggregate, comprising         m2 as inside built floor area and         m2 as shared area of common parts and common premises. See Appendix II for explanation of composition of the shared built floor area of common parts and common premises.

As of execution of this Contract, progress status of construction of the building where the Property is located is × .

Storey height in this article refers to the vertical distance between the floor of a storey and that of the storey immediately beneath, or between floor and the ground. Net storey height refers to the vertical distance from floor or the ground to the underside surface of the upper floor slab or of the hanging ceiling.

Article IV Mortgages

Mortgages associated with the Property are: 2 .

1. No mortgage has been set on the land use right shared by or on the construction in progress of the Property.

English translation

2. A mortgage has been set on the land use right shared by the Property, of which the mortgagee is Beijing Bank Corporation Limited Zhongguancun Science Park Branch, the registration authority is Beijing Municipal Bureau of Land and Resources, and the date of registration of the mortgage is August 25, 2010.

3. A mortgage has been set on the construction in progress of the Property, of which the mortgagee is ×, the registration authority is ×, and the date of registration of the mortgage is ×.

See Appendix III for proof of the mortgagees’ consent to advance sale of the Property and for covenants in connection with the mortgages.

Article V Price Calculation & Price

For commercial premises other than the entire building and garages (parking space), the Seller and the Buyer agree to calculate the price of the Property using the 1st method stated here below.

In the event that the Property is 【an entire building】【a garage】【parking space】, the Seller and the Buyer agree to calculate the price of the Property using the             method stated here below.

1.	Based on inside built floor area, unit price of the Property is RMB(Currency) , total price is RMB ¥ YUAN ONLY (in words).

2.	Based on built floor area, unit price of the Property is RMB(Currency) , total price is YUAN ONLY (in words).

3.	Based on suite (unit), total price of the Property is × YUAN ONLY (in words).

4.	Based on × , total price of the Property is × YUAN ONLY (in words).

See Appendix IV for detailed covenants.

Built floor area in this article refers to the horizontal projected area of each storey above the outside wall (pillar) plinth, including balconies, hanging corridors, basements and outside stairways, etc., and permanent structures with ceiling and firm structure and with storey height at or above 2.20 meters.

Inside built floor area, as appearing herein, refers to the sum of inside usable area, inside wall area and built floor area of balcony of a suite of commercial property (apartment).

Article VI Terms & Timing of Payment

The Buyer will pay as per the 4th term here below.

1.	lump-sum payment;

2.	installment payments;

3.	payment by loan: ×. The Buyer may pay ×% of the total price of the Property as down payment and the rest may be paid by loan from ×, × Bank.

4.	other way of payment.

See Appendix V for covenants on detailed terms and timing of payment.

Article VII Monitoring of Funds involved in Advance Sale

According to provisions of Temporary Measure of Beijing for Monitoring and Administering Funds Involved in Advance Sale of Commercial Property, the bank responsible for overseeing the funds involved in advance sale of the Property shall be Merchant Bank, the name of the dedicated bank account is Beijing Raycom Jingyuan Real Estate Development Co., Ltd. Raycom Creativity, and the number of the dedicated account is 110907835710506.

English translation

On advance sale of the Property, the Buyer shall deposit the purchase price directly into the dedicated account. If the Buyer applies for a mortgage loan, the Seller shall provide a special account to receive the loan.

Article VIII The Seller undertakes that the Property is free of title disputes. If registration of title of the Property is prevented or any debt dispute occurs due to the Seller’s reason, the Seller shall bear corresponding responsibilities.

                    ×                     .

Article IX Covenants on Planning Alterations

The Seller shall construct the Property according to the conditions set forth in the construction project planning permit approved and issued by the planning administration and may not make any alteration without permission.

If the Seller is in essential need to alter the conditions set forth in the construction project planning permit, it shall obtain written consent from the affected buyers and obtain approval from the planning administration. If such planning alteration causes losses to the rights and interests of the Buyer, the Seller shall provide appropriate compensation.

Article X Covenants on Design Changes

(I)	If the following design changes to working drawings and design documents of the construction project, as approved by the design review institution appointed by the planning administration, affect the quality or functionality of the Property purchased by the Buyer, the Seller shall give a written notice thereof to the Buyer within 10 days from the date of the design review institution’s approval of the changes.

1.	type of structure, inside layout, special dimensions or orientation of the Property;

2.	way of heating;

3.	× ;

4.	× ;

5.	× .

The Buyer shall have the right to quit purchase of the Property in the event that the Seller has failed to give the notice within the specified time.

(II)	The Buyer shall, within 15 days from the date of service of the notice, give a written reply stating whether or not to quit purchase of the Property. The Buyer’s failure to give the written reply within said period will be deemed as acceptance of the changes.

(III)	If the Buyer decides to quit purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, refund the purchase price previously paid by the Buyer, plus interest calculated using the statutory base rate of interest on loans as applied by People’s Bank of China in the same period. If the Buyer chooses not to quit purchase of the Property, a supplementary agreement shall be entered into by and between the Buyer and the Seller.

This clause is not applicable and design changes shall be subject to the covenants in Supplementary Agreement, i.e. Appendix XVI.

English translation

Article XI Liability for Overdue Payment

Failure of the Buyer to pay at agreed time shall be handled as per the 2nd term here below:

1.	handled separately depending on duration of the payment delay (without accumulating Items (1) and (2))

(1) When an amount is overdue for not more than × days, the Buyer shall pay penalty to the Seller, calculated by day, over the overdue amount at the rate of ×‰ for the period from the day immediately following the agreed date on which the amount shall become due to the day when the overdue amount is actually paid, which penalty shall be paid to the Seller within × days from the date of actual payment of the overdue amount, and performance of the Contract shall be continued.

(2) If the payment delay has last for over × days (which number of days shall be the same as that set forth in Item (1)), the Seller shall have the right to cancel the Contract. If the Seller cancels the Contract, the Buyer shall pay penalty to the Seller at the rate of ×% of the aggregate overdue amount within × days from the date of service of the cancellation notice, and the Seller shall refund in full the price that the Buyer has previously paid. If the Buyer desires to continue performance of the Contract, subject to the Seller’s consent, the Contract may be continued, and the Buyer shall pay penalty to the Seller, calculated by day and at the rate of ×‰ of the overdue amount (which percent shall not be lower than that set forth in Item (1)), which penalty shall be paid to the Seller within × days from the day when the overdue payment is actually paid.

2.	handled separately depending on duration of the payment delay (without accumulating Items (1) and (2))

(1) When an amount is overdue for not more than 30 days, the Buyer shall pay penalty to the Seller, calculated by day, over the overdue amount at the rate of 0.3‰ for the period from the day immediately following the agreed date on which the amount shall become due to the day when the overdue amount is actually paid, which penalty shall be paid to the Seller within 7 days from the date of actual payment of the overdue amount, and performance of the Contract shall be continued.

(2) If the payment delay has last for over 30 days (which number of days shall be the same as that set forth in Item (1)), the Seller shall have the right to cancel the Contract. If the Seller cancels the Contract, the Buyer shall pay penalty to the Seller at the rate of 15% of the total purchase price agreed hereunder within 7 days from the date of service of the cancellation notice. If the Buyer desires to continue performance of the Contract, subject to the Seller’s consent, the Contract may be continued, and the Buyer shall pay penalty to the Seller, calculated by day and at the rate of 3‰ of the overdue amount (which percent shall not be lower than that set forth in Item (1)) for the period from the day immediately following the agreed date on which the overdue amount shall become due to the day when the overdue amount is actually paid, which penalty shall be paid to the Seller within 7 days from the day when the overdue payment is actually paid.

An overdue amount in the present clause refers to the difference between the amount due and payable for a period pursuant to Article VI and the amount that has actually been paid for the period; or between the amount of an installment payment that has become due and payable and the amount of the installment that has been actually paid.

English translation

If a payment delay has last for over 45 days and the Seller thus has the right to cancel the contract but not cancel this agreement, or if the Seller fails to send to the Buyer a written notice of cancellation of the advance sale contract and the partnership agreement within 15 days from the day when the Seller becomes entitled to the right to cancel this agreement, the Seller will be deemed as willing to continue performance of the advance sale contract and this agreement and to render the subject property for final delivery, and the advance sale contract will be continued.

Article XII Delivery Conditions

(I)	The Seller shall deliver the Property to the Buyer by December 31, 2012.

(II)	The Property, when delivered, shall meet the conditions set forth in Items 1, 2, 3, ×, ×, and × here below:

1.	Planning inspection and approval document and construction project completion inspection filing form have been obtained for the Property.

2.	A qualified real property survey institution has issued the technical report on measured area of the Property.

3.	The conditions set forth in Article XIII with regard to municipal infrastructure and other facilities, which the Seller has undertaken to meet, have been satisfied.

4.	The Seller has obtained the deed of ownership to the building where the Property is located.

5.	× ;

6.	× .

Article XIII Undertakings Regarding Municipal Infrastructure and Other Facilities

The Seller undertakes that municipal infrastructure and other facilities directly associated with normal occupation and use of the Property will meet the following conditions on agreed dates:

1.	Municipal Infrastructure:

(1)	water supply and drainage: Ready for normal use on December 31, 2012;

(2)	【municipal dual-way power supply】: ready for normal use on December 31, 2012;

(3)	Heating: heating facilities ready for normal use on December 31, 2012;

(4)	Gas supply: ready for × on × × ×(month/day/year).

Both parties agree that failures to meet the conditions on agreed dates shall be handled as per the following terms:

(1)	Apply covenants in Supplementary Agreement, i.e. Appendix XVI.

(2)	× .

2.	Other Facilities:

(1) Public Green: ready for × on × × ×(month/day/year);

(2) Non-municipal roads in the residential area: ready for × on × × ×(month/day/year);

(3) Public parking space: ready for × on × × ×(month/day/year);

(4) Club: ready for × on × × ×(month/day/year);

(5) Shopping center: ready for × on × × ×(month/day/year).

English translation

Both parties agree that failures to meet the conditions on agreed dates shall be handled as per the following terms:

1.	× ;

2.	× .

Article XIV Responsibility for Late Delivery

Except for force majeure, the Seller’s failure to delivery the Property to the Buyer according to the timing and conditions set forth in Article XII shall be handled as per the 2nd term here below:

1.	handled separately depending on duration of the delivery delay (without accumulating Items (1) and (2))

(1) When the delivery is delayed for not more than × days (which number of days shall not be less than that in Item (1) under Article XI), the Seller shall pay penalty to the Buyer, calculated by day, at the rate of ×‰ (which rate of penalty shall not be lower than that set forth in Item (1) under Article XI) of the purchase price previously paid by the Buyer and for the period from the day immediately following the date of delivery agreed in Article XII to the date of actual delivery of the Property, which penalty shall be paid to the Buyer within × days from the date of actual delivery of the Property, and performance of the Contract shall be continued.

(2) If the delivery delay has last for over × days (which number of days shall be the same as that set forth in Item (1)), the Buyer shall have the right to quit purchase of the Property. If the Buyer decides to quit purchase of the Property, the Seller shall, within × days from the date of service of the notice of purchase quit, refund the full amount of the purchase price previously paid by the Buyer, and pay penalty to the Buyer at the rate of ×% of the full amount of purchase price that the Buyer has paid. If the Buyer requests continued performance of the Contract, the Contract will continue as such, the Seller shall pay penalty to the Buyer, which penalty shall be calculated by day at the rate of ×‰ of the full amount of purchase price previously paid by the Buyer (which rate shall not be lower than that set forth in Item (1)) and for the period from the day immediately following the date of delivery agreed in Article XII to the date of actual delivery, and shall be paid to the Buyer within × days from the date of actual delivery of the Property.

2. The covenants in Supplementary Agreement, i.e. Appendix XVI, shall apply.

Article XV Area Difference

On delivery of the Property, the Seller shall display to the Buyer the technical report on measured area of the Property issued by the qualified real property survey institution appointed by the Seller, and provide the Buyer with the figure of measured area of the Property (hereinafter referred to as Measured area). Both parties agree to handle differences between Measured area and the anticipated area stated in Article III according to the 3rd term here below:

1.	According to the covenant in Article V with regard to price calculation based on inside built floor area, both parties agree to handle area differences on the following principles:

(1)	When the absolute Error Ratio of inside built floor area is or is below 3%: Purchase price of the Property shall be settled based on the actual area figure of the Property.

(2)	When the absolute Error Ratio of inside built floor area is above 3%: The Buyer has the right to quit purchase of the Property.

English translation

If the Buyer quits purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, the purchase price previously paid by the Buyer, plus interest calculated at the rate of ×.

If actually surveyed inside built floor area is higher than the anticipated figure and the Buyer chooses not to quit purchase of the Property, he/she shall pay the price for the portion of excessive inside built floor area within the Error Ratio of 3% (inclusive), and the Seller shall pay for the portion in excess of 3%, of which the ownership shall belong to the Buyer. When actually surveyed inside built-floor area is below the anticipated figure, the Seller shall refund to the Buyer the price of the portion of deficient area within the absolute Error Ratio of 3% (inclusive), and the doubled price of the portion beyond 3%.

Error Ratio of Inside Built Floor Area=

(Actually Surveyed Inside Built Floor Area – Anticipated Inside Built Floor Area)/ Anticipated Inside Built Floor Area × 100%

2.	According to the covenant in Article V regarding price calculation based on built floor area, both parties agree to handle area differences on the following principles:

(1)	When absolute Error Ratios of built floor area and inside built floor area are both within 3% (inclusive): Purchase price of the Property will be calculated and settled based on the actually surveyed built floor area.

(2)	When either of absolute ratios of built floor area and inside built floor area is above 3%:

The Buyer has the right to quit purchase of the Property.

The Buyer quits purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, the purchase price previously paid by the Buyer, plus interest calculated at the rate of ×.

If the Buyer chooses not to quit purchase of the Property when the actually surveyed built floor area is larger than the anticipated built floor area, he/she shall pay the price for the portion of excessive built floor area within the Error Ratio of 3% (inclusive), and the Seller shall pay for the portion in excess of 3%, of which the ownership shall belong to the Buyer. When actually surveyed built-floor area is below the contracted built floor area, the Seller shall refund to the Buyer the price of the portion of deficient area within the absolute Error Ratio of 3% (inclusive), and the doubled price of the portion beyond 3%.

Error Ratio of Built Floor Area=

(Actually Surveyed Built Floor Area – Anticipated Built Floor Area) / Anticipated Built Floor Area × 100%

3. Other Terms Agreed upon by Both parties:

See detailed covenant in Appendix IV hereto.

Article XVI Transfer Procedure

(I)	When delivered, the Property shall have passed inspections by construction, survey, design, building and project supervision institutions.

English translation

(II)	If quality or other problems are discovered during inspection of the Property, both parties agree to handle the problems as per Item (3) here below:

(1)	The Seller shall deliver the repaired Property within × days. The liability for late delivery that may arise therefrom shall be borne by the Seller and Article XIV shall apply.

                    ×                     .

(2)	The Seller shall be responsible for repair according to national and local project quality standards and specifications within × days from the date of delivery of the Property and bear the repair costs, and shall compensate the losses caused to the Buyer.

(3)	The covenants in Supplementary Agreement, i.e. Appendix XVI, shall apply.

(III)	After the Property meets the delivery conditions set forth in Article XII, the Seller shall, 7 days prior to the date of delivery, give a written notice to the Buyer to inform the time and place of the transfer procedure and the certificates and documents to be presented by the Buyer. When both parties proceed with inspection and transfer of the Property, the Seller shall display the supporting documents specified in Article XII, and shall have met other conditions set forth in Article XII. If the Seller fails to present the supporting documents, or if the supporting documents are incomplete, or if the Seller fails to meet other conditions specified in Article XII, the Buyer shall have the right to reject the Property, the Seller shall bear responsibility for the resulting delivery delay, and Article XIV shall apply.

(IV)	After inspection and transfer of the Property, both parties shall sign the property transfer form. If the transfer procedure is not fulfilled on time due to the Buyer’s reason, both parties agree to handle t as per the following terms:

If the Buyer fails to fulfill the transfer procedure or sign the property transfer form on time due to his/her own reason, the Property will be deemed as having been officially delivered by the Seller to the Buyer on the date of delivery specified in Article XII herein as per the time, standards and conditions agreed herein. Effective from that date, the Buyer shall bear and pay the costs and expenses actually occurring for the purpose of management and maintenance of the Property (including but not limited to property management fee, among other things), and any and all risks and responsibilities associated with the Property (including but not limited to the risk of damage and destruction) shall also be transferred to the Buyer on the even day.

(V)	Both parties agree to pay taxes as per the 2nd term here below:

1.	The Seller shall not make the Buyer’s payment of taxes a condition of transfer of the Property.

                    ×                     .

2.	The Buyer agrees to authorize the Seller or the agency appointed by the Seller to pay on his/her behalf the taxes set forth in Items (1), (2), (4), × here below, and to deliver the foregoing taxes to the Seller when receiving the Property.

(1)	earmarked repair fund;

(2)	contract tax;

(3)	heating expense;

(4)	stamp tax for property ownership certificate, title registration fee, and other taxes to be paid for fulfilling registration of title of the Property;

(5)	× .

English translation

3.	The Buyer shall pay the taxes set forth in Items (3), ×, ×, ×, × here below to appropriate authorities on his/her own, and shall present proofs of the tax payments to the Seller when receiving the Property.

(1)	earmarked repair fund;

(2)	contract tax;

(3)	heating expense;

(4)	;

(5)	.

Article XVII Covenants on Quality, Decoration & Fixture Standards of the Property

(I)	The Seller undertakes that conforming building materials, structures and components have been used for the Property, and that the Property meets publicized national and local project quality standards and specifications as well as requirements of working drawings and design documents.

(II)	The Seller and the Buyer agree as follows:

1.	The Buyer shall have the right to quit purchase of the Property if the quality of the foundation and main structure of the Property has been tested and found to be nonconforming. If the Buyer quits purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, refund the full price previously paid by the Buyer, plus interest calculated using the statutory base rate of interest on loans as applied by People’s Bank of China in the same period, and shall be liable for compensating the resulting losses suffered by the Buyer. The test costs and expenses that may be incurred thereby shall be borne by the Seller.

If the Buyer requests continued performance of the Contract, a separate supplementary agreement shall be entered into with the Seller.

                    ×                     .

2.	If the quality of air inside the Property has been tested and found to be inconsistent with the national standard, the Buyer shall have the right to quit purchase of the Property within 60 days (which number of days shall not be less than 60) from the date of delivery of the Property. If the Buyer quits purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, refund the full price previously paid by the Buyer, plus interest calculated using the statutory base rate of interest on loans as applied by People’s Bank of China in the same period, and shall be liable for compensating the resulting losses suffered by the Buyer. The test costs and expenses that may be incurred thereby shall be borne by the Seller.

In the event that the Buyer chooses not to quit purchase of the Property or that the Property has been delivered for use for over 60 days, the Buyer shall further enter into a supplementary agreement with the Seller.

If the Buyer is to do a test over the Property, the test shall be done based on the original condition of the Property as is when delivered by the Seller to the Buyer.

English translation

If the Buyer opts to quit purchase of the Property, the quit shall not be valid only if requested within 60 days from the date of delivery of the Property (If the Buyer has done any decoration, improvement or alteration or has placed in furniture, the quit shall not be valid only if the Buyer has provided a qualified Air Quality Monitoring Report issued by a legal third party). If the Property has been delivered for more than 60 days, or if the Buyer has made improvement, decoration or alteration to or has placed furniture into the Property and is unable to provide a qualified Air Quality Monitoring Report issued by a legal third party, the Buyer shall not request quit purchase of the Property and the Seller shall not bear any responsibilities at law.

3.

Decoration and fixtures of the Property delivered by the Seller shall meet the mutually agreed standards, In the event of inferiority to the standards, the Buyer shall have the right to request the Seller to handle the issue as per the 1st term here below:

(1)	The Seller compensates doubled amount of the price deficiency of the decoration and fixtures.

(2)	× ;

(3)	× .

(III)	If a dispute occurs between the Seller and the Buyer with regard to quality of the Project, either of them may engage a qualified construction project quality test institution to perform a test, and each party is obliged to cooperate with the test initiated by the other party.

                    ×                     .

Article XVIII Warranty Responsibility

(I)	Both parties shall execute a supplementary agreement to set forth details regarding the scope of warranty and the warranty period and responsibilities, of which the scope of warranty and the warranty period are required to be consistent with the requirements of applicable laws and statutes of the State and of Beijing as well as applicable standards and procedures. Effective from the date of delivery of the Property, the Seller shall bear appropriate warranty responsibility as agreed in the supplementary agreement.

(II)	If a quality problem occurs within the scope of warranty and the warranty period of the Property, both parties’ covenants on quit purchase of the Property, if any, shall apply; or otherwise the Seller shall perform the warranty obligation if no such covenants are in place, and the Buyer shall provide cooperation. The Seller will bear no responsibility for damages caused other than the Seller’s reason.

Article XIX Energy-saving Measures for Residential Buildings

The Property shall meet the requirements of Energy-saving Design Standards of Public Buildings of the State and of Beijing. In the event of failure to meet the standards, the Seller shall add energy-saving measures as required by the applicable standards and bear all costs and expenses thereof, and shall be responsible for compensating the losses, if any, that have been caused to the Buyer.

                    ×                     .

English translation

Article XX Undertakings Regarding Use of the Property & Notice of Risks

1.	During use of the Property, the Buyer shall not alter the purpose, main structure and carrying framework of the Property without permission. Unless otherwise set forth in this Contract, the supplementary agreements and the appendices thereto, the Buyer, during use of the Property, shall have the right to share with other property owners the common parts and facilities that are in connection with the Property, and shall also bear obligations based on the area of the common parts and premises so shared by him/her.

The Seller shall not change the nature of use of the common parts and facilities in connection with the Property without permission.

2.	The Seller undertakes not to alter the planned purpose of the Property for sale as residential property, not to segment the Property into parts for sale, not to market the Property by means of cost-refunded sale or in any disguised form thereof, and not to sell the uncompleted Property by means of block renting after sale or in any disguised form thereof.

3.	If the Buyer alters the main structure, the carrying framework, the visual effect of the outer wall and the use of the Property without permission (including but not limited to altering the location of the outside air-conditioner or the color of the outer window(s), he/she shall pay penalty in the amount of two hundred thousand Yuan to the Seller for each occasion of such alteration, the Seller, the property management company and other property buyers shall have the right to require the Buyer to cease the infringement, eliminate the hazard and effect and restore to the original condition, and the Buyer shall compensate any and all losses that may occur as result of the alterations.

Article XXI Title Registration

(I)	Initial Registration

The Seller shall, by the 23rd day of August 2014, obtain the property ownership certificate of the building in which the Property is situated. If the property ownership certificate of the building is not obtained before the date specified in the present clause due to the Seller’s reason, both parties agree to apply the 2nd term here below:

1.	The Buyer shall have the right to quit purchase of the Property. If the Buyer quits purchase of the Property, the Seller shall, within × days from the date of service of the notice of purchase quit, refund the full price previously paid by the Buyer, plus penalty at the rate of ×% of the full price previously paid by the Buyer. If the Buyer chooses not to quit purchase of the Property, the Contract will be continued and the Seller shall pay penalty to the Buyer for the period from the day immediately following the deadline date by which the property ownership certificate of the building should have been obtained to the date on which the property ownership certificate is actually obtained, which penalty shall be calculated by day at the rate of ×‰ of the full price that the Buyer has previously paid.

2.	The covenants in Supplementary Agreement, i.e. Appendix XVI, shall apply.

(II)	Transfer Registration

1. After the Property is delivered for use, both parties agree to apply Item (2) here below:

(1) Both parties jointly apply to the title registration authority for fulfilling registration of title transfer of the Property.

(2) The Buyer agrees to authorize the Seller or the agency appointed by the Seller to apply to the title registration authority for registering the title transfer of the Property, and the service fee shall be RMB× (amount in words).

English translation

2. If the Buyer is unable to obtain the property ownership certificate of the Property within 600 days from the date of delivery of the Property due to the Seller’s fault, both parties agree to apply Item (2) here below:

(1) The Buyer shall have the right to quit purchase of the Property. If the Buyer quits purchase of the Property, the Seller shall, within 30 days from the date of service of the notice of purchase quit, refund the full price previously paid by the Buyer, plus interest calculated at the rate of ×. If the Buyer chooses not to quit purchase of the Property, the Seller shall pay penalty to the Buyer for the period from the day immediately following the deadline date by which the property ownership certificate of the Property should have been obtained to the date on which the property ownership certificate is actually obtained, which penalty shall be calculated by day at the rate of ×‰ of the full price that the Buyer has previously paid.

(2) The covenants in Supplementary Agreement, i.e. Appendix XVI, shall apply.

3. If the Buyer is unable to obtain the property ownership certificate of the Property within 600 days from the date of delivery of the Property due to his/her own fault, he/she shall bear the responsibility independently.

Article XXII Covenants on Co-owned Rights & Interests

1.	Use right of the roof of the building in which the Property is located shall vest in all property owners of the building.

2.	Use right of the outer wall surface of the building in which the Property is located shall vest in all property owners of the building.

3.	The title use right of the block where the Property is located shall belong to the Seller.

4.	x .

Article XXIII Initial Property Management

(I)	The boundaries of the territory covered by property management is:

East: Jinyuanzhuang Road (Bajiao East Road);

West: Bajiaonanli Residential Zone;

South: Yanjing Hotel;

North: Bajiao South Road.

Built floor area of property management office premises is × square meters, comprising × square meters of aboveground area located at Room ×, Unit ×, Floor ×, Building ×【Building No】【Building】【Section】, and Room ×, Unit ×, Floor ×, Building ×【Building No】【Building】【Section】, of which the built floor area of office premises of Property Owners’ Congress Board of and Property Owners is × square meters located at Room ×, Unit ×, Floor ×, Building ×【Building No】【Building】【Section】. (Note: Both parties may add more lines of the above content if there is more than one location of property management office premises)

(II) During the initial period of property management, the rate of property management fee applied within the coverage of the property management is: 【residential property】¥ ×/m2/month, 【office building】: ¥ 25.98/m2/month, 【commercial property】¥33.26/m2/month, 【club】¥×/m2/month, 【            】¥×/m2/month.

(III) Before delivering the Property, the Seller shall distribute the Property’s All-in-one Card for Property Owner to the Buyer. Before moving in, the Buyer shall execute an agreement with the bank and the Seller on collection of property management fee for the initial period, and advance 12 months (not more than 12 months) of property management fee into the All-in-one Card for Property Owner based on the aforesaid rates.

English translation

(IV) The Seller shall not sell the garage area and parking positions planned within the territory of property management for the purpose of parking vehicles to persons other than owners of property within said territory.

(V) The Buyer has carefully read the initial property management service contract and the temporary management convention, and agrees to receive initial property management service from the Seller and to abide by the temporary management convention.

(VI) The Seller shall bear responsibility for initial property management service as agreed in the initial property management service contract. See Appendix VI for the initial property management service contract, the temporary management convention and other covenants.

Article XXIV Earmarked Repair Fund

If the Buyer authorizes the Seller to pay earmarked repair fund on his/her behalf, the Seller shall deliver the proof of payment of said fund within 600 days from the date of its acceptance of the authorization.

Article XXV Force Majeure

In the event that this Contract cannot be performed as agreed due to force majeure, responsibilities for performance of the Contract shall be relieved either in part or in entirety depending on the effect of the force majeure, provided that the party so prevented from performing the Contract shall inform the other party in a timely manner, and shall deliver proof of the force majeure to the other party within 30 days from the ending date of the force majeure event.

Article XXVI Settlement of Disputes

Disputes occurring during performance of this Contract shall be settled through negotiation between both parties and disputes that cannot be solved as such shall be resolved as per Item 1 here below:

1. Refer the dispute to China International Economic and Trade Arbitration Commission in Beijing for settlement through arbitration.

2. Lawfully institute a legal action before a people’s court.

Article XXVII This Contract shall take effect from the date it is signed (stamped) by both parties. Both parties may enter into supplementary agreements to incorporate changes or additions to issues that are not covered, or not clearly specified or not applicable in this Contract, provided that this Contract shall remain prevailing if and to the extent that such supplementary agreements include any content that unreasonably reduces or relieves the responsibilities that the Seller shall bear under this Contract, or that unreasonably imposes more responsibilities over the Buyer or excludes the Buyer’s major rights. Cancellation of this Contract shall be made in writing. The appendices and supplementary agreements hereto shall enjoy equal legal effectiveness as this Contract.

Article XXVIII This Contract, including its appendices, is composed of          pages and is made in FIVE identical copies, each enjoying equal legal effectiveness, of which the Seller and the Buyer holds TWO respectively and the Beijing real property trading administration keeps ONE.

English translation

Article XXIX After the Seller and the Buyer sign and stamp the Contract, the Seller shall fulfill online networked filing of the advance sale contract in the real estate trading administration system of Beijing, and shall print out the filing form, stamp it and hand a copy of thereof to the Buyer.

The networked filing of the advance sale contract shall be fulfilled within 7 days.

Seller (Signature/Seal):	Buyer (Signature/Seal):
【Legal Representative】:	【Legal Representative】:
【Authorized Representative】(Signature/Seal):	【Chief Officer】:
/s/ Yin Ming	/s/ Wang Tao
【Authorized Sales Agent】(Signature/Seal):	【Authorized Representative】(Signature/Seal):
Date Signed: December 28, 2011	Date Signed: December 28, 2011

Place Signed:	Place Signed:

Appendix 4 Other Covenants on Price Calculation & Purchase Price of the Property

1.

Both parties agree that total price of transfer of the Property be temporarily determined as ¥        (             RMB YUAN) (such total price is subject to adjustment based on changes of project cost that may arise from area error and design modifications of the Property), unit price of built floor area of the Property is ¥        /m2 and of inside built floor area of the Property is ¥        /m2.

2.	The anticipated built floor area of the Property as set forth in Article III of this Contract is square meters. After onsite survey, both parties agree to handle deviation of built floor area of the Property according to the following rule: payment shall be settled on the basis of the measured area indicated on the technical report on actual area survey of the Property, provided that the error ratio between the measured ground built floor area indicated in the technical support and the ground built floor area agreed in this Contract, and between the measured lower-ground built floor area indicated in the technical support and the lower-ground built floor area agreed in this Contract, shall not exceed +/-3% respectively (i.e. the absolute value of the error ratio shall not exceed 3%, including 3%), except that the difference caused by area changes arising from the Buyer’s proposals shall not be included in the error ratio of +/-3%. Different ratios of area difference shall be handled as per the following terms:

	Error Ratio <-3%	-3%≤Error Ratio≤3%	Error Ratio>3%
Error ratio of Ground Built Floor Area*	The Buyer may select to quit purchase of the Property or alternatively settle the purchase price based on the aforesaid unit prices.	Both parties shall settle payment based on the aforesaid unit prices.	The Buyer need not pay for the portion in excess of 3%.
Error ratio of Lower-ground Built Floor Area*	Both parties shall settle payment based on the aforesaid unit prices.	Both parties shall settle payment based on the aforesaid unit prices.	The Buyer need not pay for the portion in excess of 3%.

*	Error ratio of Ground Built Floor Area={(Measured Ground Built Floor Area –Contracted Ground Built Floor Area)/Contracted Ground Built Floor Area}x100%
*	Error ratio of Lower-ground Built Floor Area={(Measured Lower-ground Built Floor Area –Contracted Lower-ground Built Floor Area)/Contracted Lower-ground Built Floor Area}x100%

English translation

Appendix 5 Covenants on Terms and Timing of Payment

Article 1 Terms and Timing of Payment

(1) The Buyer shall pay RMB (in numbers)            or (in words)            RMB YUAN ONLY (including previously paid amount: RMB (in numbers)            or (in words)            RMB YUAN ONLY to the Seller within five working days from execution of this Contract.

(2) Within five working days after the Seller obtains the completion inspection filing form of the Property, both parties shall settle purchase price payment of the Property according to the measured built floor area, the unit price agreed herein and the adjustment of project cost arising from design changes, and unless otherwise agreed in Appendix IV of the Contract, total settlement price=measured built floor area × unit price contracted herein after adjustment arising from project cost change caused by design modifications, and the Buyer shall pay up to 90% of the total settlement price to the Seller.

(3) Within five working days from the Seller’s delivery of the Property to the Buyer, the Buyer shall pay the balance of the total settlement price to the Seller.

Article II The Buyer shall pay purchase price of the Property at the time set forth in this Contract. In the event of payment by bank transfer, the date on which the payment reaches the Seller’s account shall be the date of payment; and if payment is made in cash, the date of payment shall be the date of delivery of the cash. The Buyer shall independently bear bank charges and other fees and expenses that may occur for its payment of the purchase price of the Property.

V. Both parties shall strictly abide by the planning and management rules and principles of the Project.

English translation

Appendix XVI Supplementary Agreement

Supplementary Agreement to Beijing Commercial Property Advance Sale Contract

Seller: Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd.

According to Beijing Commercial Property Advance Sale Contract (hereinafter referred to as the “Contract”) numbered             as entered into by and between the Buyer and the Seller, both parties hereby reach this Supplementary Agreement (hereinafter referred to as the “Supplementary Agreement”) to cover the issues not exhausted in the Contract.

Article I Delivery of the Property

1. If the Buyer fails to pay all amounts and other agreed fees and expenses due and payable as agreed in the Contract and herein, the Seller shall, without bearing any responsibility for delivery delay, have the right to accordingly defer delivery of the Property until the Buyer pays all such amounts and expenses.

2. If occurrence of any of the following events has prevented the Seller from delivering the Property as agreed herein, the Seller may, after notifying the Buyer in a timely manner, defer the delivery depending on the circumstance without bearing any responsibility:

(1) force majeure, and/or (2) performance obstacles caused by governmental acts, and/or (3) new laws, statutes or administrative rules and regulations enacted after execution of the Contract and this Agreement that have prevented the Seller from delivering the Property on time for the purpose of compliance with said new laws, statutes or administrative regulations; (4) outbreak of infectious diseases similar to SARS; and (5) delays of project schedule caused by the Buyer.

3. If the Seller desires to deliver the Property earlier, prior consent shall be obtained from the Buyer and both parties shall reach a written agreement thereupon, or otherwise the Seller shall have no right to perform the earlier delivery.

4. When delivered by the Seller, the Property shall have passed inspection and the completion inspection filing form shall have been obtained. If the Buyer discovers any quality problem and/or decoration or fixture defect when examining the Property and such problem or defect does not affect the use and functionality of the Property, the Seller shall complete rectification and repair at its own cost and according to the national and the local project quality specifications and standards within 60 days from the date of delivery of the Property (the warranty period offered by the Seller shall be extended accordingly), provided that said problem or defect shall not be used as the Buyer’s ground for rejecting the Property or for requiring the Seller to bear responsibility for late delivery of the Property, the Buyer shall not refuse to fulfill the property transfer procedure on said ground, and nor shall such problem or defect constitute the Buyer’s right to request quit of purchase of the Property. If the Buyer finds any quality problem, defect or otherwise problems during examination of the Property that have material effect on the use and functionality of the Property, the Buyer shall have the right to reject the Property in addition to the right to require rectification or repair by the Seller as per the aforesaid time frame, and to require the Seller to bear responsibility for the late delivery according to provisions of the Contract and of this Agreement.

5. If the Buyer further finds other quality problems of the Property after accepting it, it shall still have the right to require rectification or repair by the Seller. In the event of the Seller’s failure to complete the rectification or repair within the specified period, the Buyer shall have the right to perform on its own or appoint a third party to perform the rectification or repair and deduct the costs and expenses thereof from subsequent payment of the contract price, and further pursue the deficient amount from the Seller if such subsequent payment is not sufficient to cover the deduction.

English translation

Article II Design Modifications and Changes

1. During construction of the Property, the Buyer may submit design modification requests to the Seller, provided that such requests shall be raised to the Seller in writing. After receiving a modification request from the Buyer, the Seller shall calculate costs according to relevant costing documents and deliver the calculations to the Buyer for review. The Buyer shall complete the review within 7 days after receiving the comments from the Seller and shall reach an agreement thereupon and make written confirmation with the Seller, or otherwise the Seller shall have the right to reject the modification request. In addition, if a design modification done as requested by the Buyer has caused delay of key milestone works, the Seller shall have the right to defer delivery of the Property accordingly and the Buyer shall bear the costs and expenses resulting from the delay (such costs and expenses shall be calculated at the rate of 0.1‰ of the total transfer price of the Project for each day of the delay). If and when the cumulative duration of the delay exceeds 30 days, the Seller shall have the right to reject any subsequent design modification requests from the Buyer. Both parties acknowledge that, after the design drawings are confirmed by both parties, the additional costs and expenses arising from the Seller’s implementation of design modification requests newly raised by the Buyer shall be borne by the Seller to the extent that aggregate sum of such costs and expenses in the entire process of construction is not more than RMB500, 000.00 (inclusive); and the portion of costs and expenses in excess of RMB500, 000.00 shall be covered by the Buyer.

Article III Undertakings and Warranties

1.	After execution of this Agreement and unless otherwise expressly agreed herein, the Seller undertakes not to set any form of mortgage on the Property and the land use right associated thereof without permission of the Buyer, and also undertakes that the Property and the land use right associated therewith will not be subject to seizure or other judicial enforcement measures.

2.	The Seller undertakes that all information and/or data it has provided to the Buyer before executing this Agreement is true and authentic, and that it will immediately inform the Buyer if any event (for instance, windup, liquidation, legal actions or arbitration or otherwise legal proceedings involving the subject project) affecting the transaction contemplated hereunder occurs to it before consummation of the transaction.

3.	The Seller undertakes that it possesses the land use right of the Property lawfully and has the right to develop and construct the subject project, that it is the sole legal and actual owner of the Property and is legally and validly qualified to develop real estate projects and has the full right to execute and perform this Agreement. The Property is free of any title encumbrance that will negatively affect the Buyer’s rights and interests hereunder.

English translation

4.	Except for what has been disclosed, if the Seller is involved in any legal actions, arbitration prosecution, or administrative or other legal proceedings or disputes against the Property, the Seller shall immediately notify the Buyer. If there are any amounts of outstanding project payment or land transfer price, or delay of the Seller in paying the land compensation under the Reserved Land Development Compensation Agreement between the Seller and Beijing Land Coordination and Reserve Center Shijingshan District Sub-center, and other costs arising from development and construction of the Property that are payable but not paid, and/or disputes, or administrative sanctions resulting from failure to commence construction on time according to the Contract on Transfer of Use Right of State-owned Land for Constructional Use with regard to the land occupied by the Project, the Seller shall assume all responsibilities that may arise from the foregoing.

5.	The Seller undertakes to cover sufficient value of construction project insurance during the construction period as required by laws and policies.

6.	The Seller undertakes to independently bear payment and developer’s responsibilities to any third parties based on the Property. If the Buyer becomes subject to any claim or damage due to the Seller’s failure to perform the payment obligation or developer’s responsibilities or other obligations to third parties, the Seller shall compensate all losses that the Buyer may suffer as result thereof.

7.	As needed by the Buyer, the Seller agrees to assist the Buyer to obtain or the Buyer’s affiliated company to obtain on a divisional basis the property ownership certificate of the Property, and the Buyer shall provide all information and documents required for obtaining the property ownership certificate in a timely manner and as requested by the Seller.

8.	The Seller agrees that the Buyer has the right to perform supervision and inspection of development and construction of the Property from time to time either on its own or through its appointed third party and in the manner agreed in the Contract, and to require the Seller to rectify items that are inconsistent with provisions of the Contract. After completion of milestone works set forth in the Contract, the Seller shall give a written notice to the Buyer within 10 working days upon completion of the works.

9.	The Seller shall undertake that the project will be constructed in a legitimate manner and that the procedures and standards of construction shall comply with applicable mandatory standards of the State and of Beijing and meet the standards agreed in the Contract.

Article IV Responsibility for Defaults

1. If the Seller fails to delivery the Property, which shall conform to the delivery conditions, to the Buyer at the time agreed in the Contract, it shall pay penalty to the Buyer that is equivalent to 0.3‰ of the total contract price for each day after expiration of 60 days from the failure, and the Buyer shall have the right to quit purchase of the Property when the delivery delay has lasted for more than 150 days. If the Buyer chooses to quit purchase of the Property, a written notice of contract cancellation (quit of purchase of the Property) shall be served to the Seller within 30 days from the date when the Buyer becomes entitled to the quit. Within 15 days after the Seller and the Buyer complete all procedures relating to cancellation of the Contract and of this Agreement and cancel the online contract registration, the Seller shall refund the purchase price previously paid by the Buyer, plus penalty to the Buyer at the rate of 15% of the total price of the Property; if the Buyer decides not to quit purchase of the Property, or if the Buyer fails to serve the written notice of cancellation of the Contract and of this Agreement to the Seller within 30 days from the date when it becomes entitled to the quit, it will be deemed as willing to continue performance of the Contract and this Agreement and to wait for final delivery of the Property, the Contract and this Agreement will continue, and the Seller shall pay penalty to the Buyer by day at the rate of 0.3‰ of the total purchase price previously paid by the Buyer, for the period from the 61st day from the date of delivery set forth herein to the day when the Property is actually delivered, which penalty shall be paid to the Buyer within 7 days from the date of actual delivery of the Property.

English translation

2. If the Buyer is prevented from obtaining property ownership certificate of the Property within 600 days from the date of delivery due to the Seller’s reason, it shall have the right to quit purchase of the Property. If the Buyer opts to do so, the Seller shall pay penalty to the Buyer at the rate of 15% of the total price of the Property, and shall refund the purchase price previously paid by the Buyer and pay the penalty to the Buyer within 15 days after both parties fulfill all procedures for canceling the Contract and this Agreement and cancel the online contract registration. In the event that the Buyer determines not to quit purchase of the Property, the Seller shall pay penalty to the Buyer by day at the rate of 0.3‰ of the total purchase price previously paid by the Buyer, for the period from the day immediately following expiration of the period set forth in the Contract to the day when the property ownership certificate of the Property is actually obtained.

3. Unless otherwise agreed in the Contract and herein, the Seller will be deemed as in material breach in the event that it has set mortgages on the land use right or construction in progress of the Property, or any form of third party rights that may affect the Buyer’s possession of the complete ownership and land use right of the Property, or has consequently been closed down by judicial authorities. If the Seller fails to correct the breach within ten working days after receiving the written notice from the Buyer, the Buyer shall then have the right to cancel this Agreement immediately upon expiration of said period of ten working days, the Seller shall refund the purchase price previously paid by the Buyer, plus penalty, within 15 days after both parties complete all procedures for canceling the Contract and this Agreement and cancel the online contract registration, and shall pay penalty to the Buyer at the rate of 15% of the total price of the Property.

4. If there is any amount payable by the Buyer to the Seller, and if the Seller shall pay any penalty to the Buyer prior to the agreed date of payment of said amount due to an act of default, the Buyer may directly deduct the penalty from the amount payable to the Seller (provided that Party B shall not make the deduction if Party A has any dispute over the act of default).

English translation

Article V Notices:

1.	All notices given by either party to the other party for the purpose of performing the Contract and this Agreement shall be served to the following address of each party:

Party A: Flr 8, North Building, Section C, Rongke Information Center, #2 Zhongguancun

Kexueyuan South Road, Haidian District, Beijing

Attn: Yin Ming

Email: yinming@raycomchina.com

Tel: 010-62509610

Fax: 010-62509472

Party B: East Section, Flr 2, Yanjing Hotel, #29 Shijingshan Road, Shijingshan District, Beijing

Attn: Zou Zili

Email: zouzili@cyou-inc.com

Tel: 010-68613341

Fax: 010-68874008

2. Either party whose address or recipient for the purpose of service of notices has changed shall notify the other party in writing, or otherwise service of notices by the other party to the above address will be deemed valid and effective.

3. A notice from either party shall be deemed as given 2 days after sending if served through express mail, or on the 3rd local day if served by registered mail (or extended accordingly if the last day is a statutory holiday), regardless whether or not the other party or its authorized representative has actually received the notice. If delivered in person, the notice shall be deemed as given on the date of delivery.

Article VI Confidentiality

1. For the purpose of the Contract and this Agreement, the term Confidential Information shall refer to any nonpublic secret information relating to or in connection with the cooperation under the Contract and this Agreement. Neither party shall divulge Confidential Information to any third party by any means unless with prior written consent of the other party.

2. Each party shall ensure that its affiliated companies and its employees, executives, representatives or agents and professional consultants, among others, comply with the confidentiality obligation set forth in the present article, and shall restrict such persons from using Confidential Information in business activities that are irrelevant to this Agreement.

3. The confidentiality obligation provided in the present article shall not apply when the information in question has become public domain before it is disclosed by either party, or when the disclosure or use of the information in question is based on mandatory provisions of applicable laws or on court requirements; or if the disclosure or use of the information has gained prior written consent of the other party or is needed for the purpose of performing this Agreement.

English translation

4. The confidentiality obligation under the present article shall survive after termination of this Agreement.

5. After execution of this Agreement, neither party hereto shall make any announcement, public disclosure or notice on matters in connection with the Contract and this Agreement if without prior approval of the other party (but such approval shall not be unreasonably withheld or delayed), nor shall it announce or publicly disclose any information about the other party that it has obtained during negotiation or performance of this Agreement, except that each party may release the information to its own professional consultants or its executives or employees that need to know the information due to their duties, and except when such disclosure has been made as required by applicable laws and regulations, listing rules and/or stock exchange rules and/or other appropriate authorities.

English translation

This provision shall survive after termination of this Agreement.

Article VII Severability:

If any provision of the Contract or of this Agreement is held void, invalid, illegal or unenforceable by judicial/arbitration authorities, such voidness, invalidity, illegality or unenforceability shall not affect the validity and enforceability of other provisions of this Agreement.

Article VIII Waiver of Rights:

1. Any waiver of a party of the other party’s breach or non-performance of any provision hereunder shall not be deemed as its waiver of the other party’s subsequent breach or non-performance of the same provision or of other provisions hereunder.

2. Not exercising or delay in exercise of rights or remedies hereunder shall not constitute waiver of corresponding provisions of this Agreement.

3. Single or partial exercise of a right or remedy hereunder shall not prevent or limit further exercise of the right or remedy.

4. The rights and remedies of each party hereunder are cumulative and do not exclude any rights and remedies provided by law.

Article IX Miscellaneous

1. All installations and facilities shared by all property owners of the project where the Property is located, including air-conditioners, fire facilities and equipment rooms, etc., and roads and gardens within the block, are co-owned by all property owners of the project, which the Buyer shall use reasonably and in the manner determined by the property management company and shall not damage. In the event of unauthorized occupation of or damage to the foregoing facilities or installations by the Buyer, it shall immediately restore them to the original condition, and shall pay one hundred thousand Yuan as penalty to the Seller for each occasion of such occupation or damage.

If the Seller is to repair the property adjacent to or the shared parts, facilities or fixtures inside the Property purchased by the Buyer, the Buyer shall provide assistance and shall be obliged to provide convenience in advance. If the Buyer refuses to assist or does not provide convenience without due cause, it shall bear the losses that may result therefrom.

English translation

2. Unless otherwise provided by law, the planned ground parking space in the project where the Property is shall belong to the Seller, which the Buyer shall not occupy and use without permission. If the Buyer needs to use such parking space, it shall fulfill the procedure for purchasing or leasing parking space with the Seller or the Seller’s appointed agency, provided that the parking space that the Buyer can buy or lease shall be determined in proportion to the percent of property ownership that it has bought.

3. The Buyer has the right to erect signs, logos or advertisements of itself or of its affiliated companies on the Property as needed, while the Seller shall not arrange any signs, logos or advertisements on the Property.

4. The Buyer undertakes to comply with all management rules and requirements of the property management company, not to place or stack things in public areas (including but not limited to eaves galleries, roads, green areas, garden areas, etc.), and not to occupy public areas for exhibition or promotion activities without consent of the property management company.

5. Beijing Gamease Age Digital Technology Co., Ltd. (hereinafter referred to as “CHANGYOU COMPANY”) authorizes Beijing Bank Corporation Limited Zhongguancun Science Park Branch (hereinafter referred to as the “Bank”) to release an entrusted loan to the Buyer, for which purpose the Seller provides the land use rights under Jing-Shi-Guo-Yong (2010-Chu) Certificate No. 00106 of State-owned Land Use Right, Jing-Shi-Guo-Yong (2010-Chu) Certificate No. 00107 of State-owned Land Use Right and Jing-Shi-Guo-Yong (2010-Chu) Certificate No. 00108 of State-owned Land Use Right, and the premises thereon, to the Bank as mortgage collateral of the foregoing entrusted loan for the term until both parties execute the official advance sale contract of the Property and registration and filing of the advance sale contract is completed. Within 30 days after both parties execute the official advance sale contract of the Property and registration and filing of the advance sale contract is completed, the Buyer shall assist Party A in fulfilling the procedure for canceling registration of the mortgage. If the procedure for cancellation of mortgage registration cannot be completed in a timely manner due to the Buyer’s reason, the Buyer shall be responsible for compensating the losses that the Seller may suffer as result thereof.

6. The dates of commencement and completion stated in Article I of the Contract are solely based on the covenants in the construction contract between the Seller and the construction unit. If the Seller and the construction unit change such dates, the changed dates shall prevail, in which case the Seller need not notify the Buyer and will not bear any responsibility for default, provided that the change made by the Seller and the construction unit to the dates of commencement and completion shall not affect the milestones of the project or the time of delivery or of title registration of the Property that have been agreed upon in the Contract and herein.

7. The date to “obtain property ownership certificate of the Property” referred to in Item II under Sub-clause II of Article XXI of the Contract shall be the date when the title registration authority actually issues the property ownership certificate of the Property.

8. This Supplementary Agreement constitutes an integral part of the Contract, which shall be executed by both parties simultaneously when signing the Contract and shall fall into effect from the date of signing by both parties.

9. In the event of any inconsistence between this Supplementary Agreement and the Contract, the former shall prevail.

English translation

10. This Agreement is made in FIVE identical copies, each enjoying equal legal effectiveness, of which each of the Buyer and the Seller holds TWO respectively.

11. This Agreement shall take effect from the date of signing or stamping by both parties.

(There is no text hereinafter)

Seller: Beijing Raycom Jingyuan Real Estate Development Co., Ltd.

Legal Representative:

/Authorized Representative (Signature/Seal):    /s/ Yin Ming                    December 28, 2011

Buyer: Beijing AmazGame Age Internet Technology Co., Ltd.

Legal Representative: /s/ Wang Tao

/Authorized Representative (Signature/Seal):                    December 28, 2011